Exhibit 99.11

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post-Effective Amendment No. 7 to Registration Statement No. 33-48066 of Prudential Dryden Fund (formerly The Prudential Institutional Fund) of our reports dated November 13, 1996, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectuses, which are a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.

Deloitte & Touche LLP
New York, New York
November 26, 1996